Exhibit 99

[ENTRUST LOGO]

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Preliminary Second Quarter Financial Results

DALLAS - July 5, 2004 - Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of Identity and Access Management solutions, today announced preliminary financial results for its fiscal quarter ended June 30, 2004.

Entrust expects a second quarter net loss of approximately $0.04 per share. The company also expects second quarter total revenue to be approximately $19.5 million.

“We are disappointed that we were unable to convert large pipeline deals to revenue in the quarter,” said Bill Conner, Entrust Chairman and Chief Executive Officer. “I am, however, pleased that at this revenue level we were able to generate approximately $1.5 million of cash from operations, the second consecutive quarter of positive operating cash. We are targeting breakeven earnings per share for the full year, which is a $0.56 per share improvement year-over-year. This target reflects the strength of our continued revenue pipeline opportunities, our new product developments, and our continued expense management.”

Additional Financial Highlights:

•	Revenue of approximately $19.5 million was comprised of approximately 24% licenses and solutions, and 76% services and maintenance. There were no deals over $1 million.

•	Cash and Marketable securities at June 30, 2004 are expected to be over $102.5 million. Key uses of cash in the quarter included approximately: $4.6 million for the company’s stock buyback program; and $2.6 million for the purchase of certain assets of content and anti-spam provider AmikaNow!. Cash from operations will be approximately $1.5 million for the quarter, representing the second consecutive quarter of positive cash flow from operations.

•	The company is targeting full year 2004 earnings per share of breakeven. This is based on controlling expenses, delivering new product capabilities and converting pipeline opportunities to revenue.

Entrust will host a conference call Tuesday, July 6, 2004 at 8:30 a.m. ET to further discuss the second quarter preliminary results. Entrust will provide its complete second quarter financials on a conference call scheduled for Monday, July 26, 2004.

Entrust will host a live teleconference and Webcast on Tuesday, July 6, 2004 at 8:30 a.m. ET, Chairman and CEO Bill Conner will be discussing Entrust’s preliminary Q2 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via http://webevents.broadcast.com/cnw/entrust20040706. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:30 a.m. ET, Tuesday, July 6, 2004 through Tuesday, July 13, 2004 at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21056246#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range, net loss range and net loss per share range for the second quarter of 2004 and Entrust’s full year financial guidance. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com .

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Carrie Bendzsa
Investor Relations	Media Relations
972-713-5824	613-270-3455
david.rockvam@entrust.com	carrie.bendzsa@entrust.com

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